Exhibit 99.1


      Alaska Communications Systems Provides Strategic Initiative Updates


    ANCHORAGE, Alaska--(BUSINESS WIRE)--April 4, 2005--Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today reviewed progress of its strategic initiatives.
    As previously announced, as part of its 2005 plan, management has formed process improvement teams to identify areas for operating efficiencies. The teams range from those improving the customer experience in retail stores to reducing costs of high-speed data installations by hundreds of dollars. If ACS is successful in its process improvements, it could achieve $3 million to $4 million in benefits over the next two to three years. These savings are expected to be partially offset by marketing and sales investments to support such activities as further development of bundles and programs to decrease customer churn. For example, management expects to increase media marketing to approximately $4.2 million in 2005 compared to $3.4 million in 2004.
    ACS is also working to grow its wholesale carrier business through the securing of contracts with interexchange carriers such as MCI and Sprint for their traffic moving to/from Alaska. ACS' existing network and indefeasible rights of use (IRU) commitments provide sufficient capacity to serve any such wholesale contracts that ACS may win.
    Additionally, having already been granted competitive eligible telecommunication carrier (CETC) status in two separate phases, which is expected to generate approximately $7 million in annual revenue, the company is also contemplating a third phase. If achieved, phase three could add up to $1 million annually in revenue and earnings before taxes, depreciation and amortization.
    These actions are consistent with and do not alter previously issued guidance.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC, including under headings such as "Risk factors" and "Management's discussion and analysis of financial condition and results of operations." The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.



    CONTACT: Alaska Communications Systems Group, Inc.
             Mary Ann Pease, 907-297-3000 (Media)
             VP Corporate Communications
             mpease@acsalaska.com
                 or
             Lippert/Heilshorn & Associates
             ACS Investors:
             Kirsten Chapman, 415-433-3777
             David Barnard, CFA, 415-433-3777
             david@lhai-sf.com